SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the Registrant  X
Filed by a Party other than the Registrant

Check the appropriate box:
     Preliminary proxy statement
     Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e) (2))
     Definitive proxy statement
     Definitive Additional Materials
     Soliciting Material Pursuant to 240.14a-12

                               ElderTrust
           ________________________________________________
           (Name of Registrant as Specified In Its Charter)

_________________________________________________________________________
(Name of Person (s) Filing proxy statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

X    No fee required
     Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:____________________________________________________

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:____________________________________________

(2)  Form, Schedule or Registration Statement No.:______________________

(3)  Filing Party:______________________________________________________

(4)  Date Filed:________________________________________________________











                                ELDERTRUST
                          Little Falls Centre One
                     2711 Centerville Road, Suite 108
                           Wilmington, DE  19808
                              (302) 993-1022

		         						April 25, 2003

Dear Shareholder:
     You are cordially invited to attend the 2003 annual meeting of shareholders of ElderTrust to be held on Friday, May 23, 2003, at 10 a.m., at the Hotel Du Pont, 11th & Market Streets, Wilmington, Delaware.

     The annual meeting has been called for the following purposes:

     (1) To elect two trustees for a three-year term and until their successors are elected and qualified;

     (2)  To approve 2003 share option and incentive plan;

     (3) To consider a shareholder proposal, if presented at the annual meeting; and

     (4) To transact such other business as may properly come before the annual meeting or any adjournments or postponements.

     It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

                                                Very truly yours,

                                                /s/ D. Lee McCreary, Jr.
                                                __________________________
                                                D. Lee McCreary, Jr.
                                                President, Chief Executive
                                                Officer, Chief Financial
                                                Officer, Treasurer and
                                                Secretary



                                ELDERTRUST
                          Little Falls Centre One
                      2711 Centerville Road, Suite 108
                           Wilmington, DE  19808
                              (302) 993-1022
                            __________________

                  NOTICE TO ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 23, 2003
                            __________________


     NOTICE IS HEREBY GIVEN that the 2003 annual meeting of shareholders of ElderTrust will be held at the Hotel Du Pont, 11th & Market Streets, Wilmington, Delaware, on Friday, May 23, 2003, at 10 a.m., for the following purposes:

     (1) To elect two trustees for a three-year term and until their successors are elected and qualified;

     (2)  To approve 2003 share option and incentive plan;

     (3) To consider a shareholder proposal, if presented at the annual meeting; and

     (4) To transact such other business as may properly come before the meeting or any adjournments.

     The Board of Trustees has fixed March 31, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice and to vote at the annual meeting. All shareholders are cordially invited to attend the annual meeting.

     In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies by ElderTrust.

                                     By Order of the Board of Trustees

                                     /s/ D. Lee McCreary, Jr.
                                     _________________________________
                                     D. Lee McCreary, Jr.
                                     President, Chief Executive
Wilmington, Delaware	             Officer, Chief Financial Officer,
April 25, 2003                       Treasurer and Secretary


     Whether or not you plan to attend the annual meeting, you are urged to sign, date and return the enclosed proxy in the accompanying pre-addressed envelope which requires no postage stamp. Your proxy may be revoked prior to the voting by filing with the Secretary of ElderTrust a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.




                               ELDERTRUST
                        Little Falls Centre One
                    2711 Centerville Road, Suite 108
                        Wilmington, DE  19808
                           (302) 993-1022
                         __________________

                          PROXY STATEMENT
                2003 ANNUAL MEETING OF SHAREHOLDERS
                            May 23, 2003
                         __________________

           SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This proxy statement is furnished to shareholders of ElderTrust in connection with the solicitation by the Board of Trustees of ElderTrust of proxies to be used at the 2003 annual meeting of shareholders to be held at the Hotel Du Pont, 11th & Market Streets, Wilmington, Delaware, on Friday, May 23, 2003, at 10 a.m., and at any adjournments or postponements.

     If the enclosed form of proxy is properly executed and returned to ElderTrust in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the Board of Trustees two nominees as trustees, FOR approval of the 2003 share option and incentive plan and AGAINST the shareholder proposal, if the proposal is presented at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Trustees of ElderTrust. The presence of a shareholder at the annual meeting will not automatically revoke such shareholders proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of ElderTrust a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by ElderTrust. In addition to the solicitation of proxies by mail, ElderTrust, through its trustees, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. ElderTrust will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy material to and obtain proxies from beneficial owners and will reimburse such holders for their reasonable expenses in so doing. It is anticipated that this proxy statement will be mailed to stockholders on or about April 25, 2003.

     The securities which can be voted at the annual meeting consist of common shares of beneficial interest of ElderTrust, par value $0.01 per share. Each share entitles its owner to one vote on all matters. The declaration of trust of ElderTrust does not provide for cumulative voting in the election of trustees. The Board of Trustees has fixed the close of business on March 31, 2003 as the record date for determination of shareholders entitled to vote at the annual meeting. The number of common shares outstanding on the record date was 7,711,811.



     The presence, in person or by proxy, of at least a majority of the outstanding common shares is necessary to constitute a quorum at the annual meeting. Shareholders votes will be tabulated by the persons appointed by the Board of Trustees to act as inspectors of election for the annual meeting.

     A copy of ElderTrusts 2002 annual report to shareholders accompanies this proxy statement. ElderTrust has filed its 2002 annual report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of the Form 10-K, free of charge, by writing to ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, DE 19808 Attention: Corporate Secretary. ElderTrust will provide copies of the exhibits to its Form 10-K upon payment of a reasonable fee.

                          ELECTION OF TRUSTEES
                              (Proposal 1)

     The declaration of trust of ElderTrust provides for a minimum of three trustees and a maximum of nine trustees. The Board of Trustees of ElderTrust currently consists of seven members. The trustees are divided into three classes, each consisting of approximately one-third of the total number of trustees. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, two trustees will be elected for a three-year term. As described below, the Board of Trustees nominees are D. Lee McCreary, Jr. and Rodman
W. Moorhead, III. The Board of Trustees recommends that you vote FOR the Board of Trustees nominees for election as trustees.

     Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as trustees of Mr. McCreary and Mr. Moorhead, each for a three-year term. The Board of Trustees believes Mr. McCreary and Mr. Moorhead will stand for election and will serve if elected as trustee. However, if either fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as a majority of the Board of Trustees of ElderTrust may recommend. Trustees are elected by plurality of the votes cast. A properly voted proxy marked WITHHELD with respect to the trustee election will not be voted with respect to the election of Mr. McCreary and Mr. Moorhead as trustees. Because trustees are elected by plurality vote, any broker non-votes will have no effect on the result of the election.

Information as to Nominees and Other Trustees

     The following table sets forth certain information regarding the Board of Trustees nominees for election as trustees and those trustees who will continue to serve as such after the annual meeting.


                            Age at                         Position(s)
                           March 31,  Trustee  For Term     Held with
                             2003      Since   To Expire   ElderTrust
                           --------   -------  ---------  ------------
Nominees:
---------
D. Lee McCreary, Jr........    45      1999       2003    President,
                                                          Chief Executive
                                                          Officer, Chief
                                                          Financial
                                                          Officer,
                                                          Treasurer,
                                                          Secretary and
                                                          Trustee

Rodman W. Moorhead, III....    59      1998       2003    Trustee


Continuing Trustees:                          Term Expires
--------------------

Michael R. Walker..........    54      1997	  2004    Trustee

Harold L. Zuber, Jr........    53      2001       2004    Trustee

James J. Clymer............    53      2003       2004    Trustee

John G. Foos...............    53      2000       2005    Trustee

Edward J. Rodgers..........    61      2003       2005    Trustee


     The principal occupations for the past five years of the nominees for trustee and the trustees whose term of office will continue after the annual meeting are set forth below.

     D. Lee McCreary, Jr., a trustee of ElderTrust since October 1999, is the President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of ElderTrust. In June 1997, Mr. McCreary became Senior Vice President, Chief Financial Officer, Treasurer and Secretary of ElderTrust Realty Group, Inc., predecessor to ElderTrust. In July 1999, he was named acting President and Chief Executive Officer and was appointed to those positions on a permanent basis and as a trustee of ElderTrust in October 1999. From September 1994 until May 1997, Mr. McCreary was Vice President-Tax Services at Siegfried, Schieffer & Seitz, a Wilmington, Delaware-based regional accounting firm. Before joining Siegfried, Schieffer & Seitz, he was a partner at Price Waterhouse LLP, where he worked for over 14 years providing tax consulting services for companies in the healthcare, real estate and financial services industries. Mr. McCreary is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Science degree from the University of Delaware.

     Rodman W. Moorhead, III, a trustee of ElderTrust since January
1998, has been employed since 1973 by Warburg Pincus, a private equity and venture capital firm in New York, where he currently serves as managing director and senior advisor. He is a director of Chancellor/ Beacon Academies, an operator of charter and for-profit elementary schools; Coventry Health Care, Inc., a multi-market health maintenance organization; 4GL School Solutions which finds data-driven solutions for school management; Scientific Learning Corporation, a computerized special education training company; and Transkaryotic Therapies, Inc., a gene therapy company. He is a trustee of the Taft School and a member of the Overseers Committee on University Resources, Harvard College. Mr. Moorhead holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts in Economics degree from Harvard University.

     Michael R. Walker is Chairman of the Board of Trustees of ElderTrust. Mr. Walker served as Chief Executive Officer of Genesis Health Ventures, Inc. (Genesis), from 1985 until May 2002 and as Chairman of the Board of Genesis from 1985 until October 2002. Genesis is a nationwide supplier of ancillary services to the long term care industry, including pharmacy, medical equipment/supplies, rehabilitation therapy, diagnostic testing, bulk purchasing, hospitality, physician and consulting services. From October 1997 to October 2001, Mr. Walker also served as Chairman of the Board and Chief Executive Officer of The Multicare Companies, Inc., formerly a 43.6% owned non-consolidated subsidiary of Genesis
(Multicare). In addition, Mr. Walker previously chaired the Alliance for Quality Nursing Home Care, a coalition of the top fourteen long term care providers, which has lobbied for and gained nearly $5 billion in Medicare funding. Mr. Walker holds a master of business administration degree from Temple University and bachelor of arts in business administration degree from Franklin and Marshall College.

     Harold L. Zuber, Jr., a trustee of ElderTrust since April 2001, Mr. Zuber has served as Executive Vice President and Chief Financial Officer
of Teleflex Incorporated since 2000. With revenues of nearly $2.0 billion, Teleflex manufactures products and provides services for the automotive, marine, industrial, medical and aerospace markets worldwide. From 1990 to 2000, Mr. Zuber was Vice President and Chief Financial Officer of
Teleflex.   He holds a Bachelor of Science degree from Clarion University.

     James J. Clymer, a trustee since April 1, 2003, formed Key Real Estate LLC, a commercial real estate firm, in 1997. Mr. Clymer collaborates with other real estate development professionals to acquire and develop commercial real estate. Mr. Clymer is the managing member of Kennett Development Company, LLC, the developer of the 480,000 sq. ft. Exelon Generation Campus Project. From 1998 to 2001, he served as project manager for the $40 million, 250,000 sq. ft. first phase of this project. His current projects include a 46-acre industrial project in Carlisle, Pennsylvania and a 30-acre commercial project in Chester County, Pennsylvania. He has also been retained to manage a 131,000 sq. ft. industrial and office project in Kennett Square, Pennsylvania. From 1993-1997, Mr. Clymer was Executive Vice President of Grubb & Ellis, with responsibility for southern New Jersey, eastern Pennsylvania and Delaware. From 1987 to 1993, he was a Regional Partner with Rouse & Associates. Mr. Clymer has 22 years experience in commercial real estate development following 10 years with manufacturing companies.
Mr. Clymer holds a Bachelor of Arts from Swarthmore College in
Mathematics and Economics and a Masters of Business Administration from Farleigh Dickinson University.

     John G. Foos, a trustee of ElderTrust since April 2000, has served since July 1989 as Chief Financial Officer of Independence Blue Cross, the largest health insurer in the Philadelphia, Pennsylvania region. Before joining Independence Blue Cross, Mr. Foos was a partner with the public accounting firm of KPMG, LLP. Mr. Foos is a member of the board of directors of Hoosiercare, Inc., a tax-exempt organization that owns and operates 14 long-term care facilities in the east and midwest. Mr. Foos is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He holds a Bachelor of Science degree in accounting from Susquehanna University.

     Edward J. Rodgers, a trustee of ElderTrust since April 1, 2003, is a principal of Merion Investment Partners, L.P., a management company that has applied for a small business administration license to operate a mezzanine capital SBIC. He has held such position since June 2001. During 2001, Mr. Rodgers was Managing Director in the Corporate and Investment Banking Group at First Union National Bank, with responsibility for the Defense and Aerospace Divisions. From 1996 to 2000, Mr. Rodgers was Executive Vice President and Managing Director in the Corporate and Investment Banking Group at First Union National Bank, with responsibility for the Mid Atlantic Region. From 1992 to 1996, he reorganized and managed First Fidelity Banks middle market lending group in Pennsylvania and Delaware. Prior thereto, Mr. Rodgers held various positions with Fidelity Bank. Mr. Rodgers has 35 years of management, business creation and development experience in the financial services industry. Mr. Rodgers serves on the Board of Trustees of Mercy Health System and on the Audit
Committee of Catholic Health East.   Mr. Rodgers received a Bachelor of
Arts degree from La Salle College.

Board Meetings and Committees

     During 2002, the Board of Trustees of ElderTrust held five regular meetings and four special meetings. For the 2002 period, all trustees of ElderTrust, except for Mr. Moorhead, attended more than 75 percent of the aggregate of (A) the total number of meetings held by the Board of Trustees and (B) the total number of meetings held by all committees of the Board of Trustees on which the trustee served during the period. Mr. Moorhead attended 8 of 13 Board and committee meetings on which he served.

     ElderTrust has the following board committees:

     Audit Committee. The current members of the audit committee are Messrs. Foos, Moorhead and Zuber. Mr. Foos chairs the audit committee. Under the written audit committee charter adopted by the Board of Trustees, the primary function of the audit committee is to assist the Board of Trustees in fulfilling its oversight responsibilities by reviewing (A) the financial reports and other financial information provided by ElderTrust to governmental bodies or to the public, (B) ElderTrusts systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (C) ElderTrusts auditing, accounting and financial reporting processes generally. The audit committee held two meetings during 2002. The Board of Trustees believes that each of the current members of the audit committee is an independent trustee within the meaning of applicable rules of the New York Stock Exchange.

     Compensation and Share Option Committee. The members of the compensation and share option committee are Messrs. Moorhead and Foos. Mr. Moorhead serves as chairman of the compensation and share option committee. The compensation and share option committee held two meetings during 2002.

	Asset Management Committee. The current members of the asset management committee are Messrs. McCreary, Zuber and Foos. Mr. McCreary chairs the asset management committee. The asset management committee has the authority to take all actions in connection with the Companys assets and asset transactions. The asset management committee did not meet during 2002.

	Executive Committee. The current members of the executive committee are Messrs. Walker, McCreary and Zuber. The executive committee may exercise all of the powers of the Board of Trustees, except to the extent prohibited by law. The executive committee did not meet during 2002.

Audit Committee Report

     The audit committee has received and reviewed the disclosures in the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants that firms independence from ElderTrust. The audit committee has also discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 and related matters with management and ElderTrusts independent public accountants and reviewed such accounting and auditing issues concerning ElderTrust and its subsidiaries and affiliates as the audit committee deemed appropriate. Based on these discussions and reviews, the audit committee has recommended to the Board of Trustees that the audited financial statements for the year ended December 31, 2002 be included in ElderTrusts Annual Report for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          John G. Foos, Chairman
                                          Rodman W. Moorhead, III
                                          Harold L. Zuber, Jr.

Nominations by Shareholders

     The entire Board of Trustees acts as a nominating committee for selecting the Board of Trustees nominees for election as trustees and has made its nominations for the annual meeting. The bylaws of ElderTrust require that shareholder nominations for trustees be made pursuant to timely notice in writing to the Secretary of ElderTrust.
To be timely, notice must be delivered to the principal executive offices of ElderTrust not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding years annual meeting. However, if the date in the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the
date of the annual meeting is first made by ElderTrust.   A shareholders
notice of nomination must set forth certain information specified in ElderTrusts bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Under the bylaws, shareholder nominations for the annual meeting were required to be received not later than the close of business on March 23, 2003 nor earlier than the close of business on February 23, 2003. No such nominations were received. ElderTrusts bylaws provide that no person may be elected as a trustee unless nominated in accordance with the procedures set forth in the bylaws.

Compensation of Trustees

	During 2002, non-employee trustees of ElderTrust received a $10,000 annual retainer, a $1,000 attendance fee for regularly scheduled board meetings and a $500 attendance fee for committee meetings and telephonic meetings of the Board. For 2003, non-employee trustees of ElderTrust will receive a $10,000 annual retainer, a $2,000 attendance fee for regularly scheduled board meetings and a $1,000 attendance fee for committee meetings and telephonic meetings of the Board. ElderTrust also reimburses its trustees for travel expenses incurred in connection with attending meetings of the Board of Trustees and committee meetings.

	Non-employee trustees of ElderTrust are also eligible to participate in ElderTrusts share option and incentive plans. In April 2002, each of ElderTrusts non-employee trustees, including Messrs. Walker, Foos, Zuber and Moorhead, received ten-year options for 2,000 shares each at an exercise price of $7.90 per share. All options granted to non-employee trustees in 2002 vested immediately. For 2003, each non-employee trustee will receive a 10-year option grant for 3,000 common shares and an award of distribution equivalent rights for 3,000 common shares.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth the cash and other compensation paid by ElderTrust for 2002, 2001 and 2000 to each person who served as an executive officer of ElderTrust during 2002.

                        Summary Compensation Table

                                                 Long-Term
                                               Compensation/
                           Annual Compensation    Awards
                           ---------------------------------
                                               Common Shares  All Other
Name and Principal                               Underlying  Compensation
 Position(s)         Year   Salary($) Bonus($)  Options (#)       ($)
_________________________________________________________________________

D. Lee McCreary, Jr.  2002  $334,400  $75,000(1)         0     $11,500(2)
 President, Chief     2001   297,300        0(1)    25,000      19,100
 Executive Officer,   2000   235,600  500,000(3)   250,000      51,700
 Chief  Financial
 Officer, Treasurer
 and Secretary

John H. Haas (4)
 Vice President and   2002   198,200   25,000            0       7,000(5)
  Chief Operating     2001   215,300   30,000       10,000       6,500
  Officer             2000   192,300        0       25,000           0
_______________

(1) In view of the bonus Mr. McCreary received in 2000, the uncertainties created by the then pending Genesis/Multicare bankruptcy proceedings and the desirability of preserving cash to pay-down debt, the compensation and share option committee determined that, rather than being eligible to receive an annual bonus in 2001, Mr. McCreary would be eligible instead to receive a bonus of up to 50% of his base compensation covering 2001 and 2002, the exact amount of which would not be determined until 2003. Pursuant to this arrangement, Mr. McCreary received a $75,000 bonus in February 2003 for services rendered in 2002 and 2001.

(2) Represents (a) $4,500 earned on distribution equivalent rights for a total of 40,000 common shares held by Mr. McCreary at December 31, 2002 and (b) 2002 contributions of $7,000 made by ElderTrust to Mr. McCrearys account under the Simple IRA Retirement Plan maintained by ElderTrust for its employees.

(3) Includes a $300,000 bonus paid in 2000 for services rendered in 2000 and a $200,000 bonus paid in 2000 for services rendered in 1999.

(4) Mr. Haas resigned all of his offices and positions with ElderTrust as of June 7, 2002. He remained an employee of ElderTrust through October 31, 2002. Amounts shown in the table reflect amounts paid to him through the date of his termination of employment.

(5) Represents 2002 contributions of $7,000 made by ElderTrust to Mr. Haas account under the Simple IRA Retirement Plan maintained by ElderTrust for its employees.

Option Grants

     There were no share options granted to executive officers of ElderTrust in 2002.

Option Exercises and Holdings

     The following table sets forth information concerning each exercise of share options during 2002 by each of the named executive officers, and the number of common shares underlying unexercised options at year-end 2002 and the 2002 year-end value of all unexercised in-the-money options held by the named executive officers.

          Aggregated Option Exercises in Last Fiscal Year and
                    Fiscal Year-End Option Values


                                                   Number of Common
                                                  Shares Underlying
                        Shares                  Unexercised Options(#)     Value of Unexercised
                      Acquired on    Value    ------------------------- In-the-Money Options($)(1)
Name                  Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
-------------------- ------------ ----------- ------------------------- --------------------------

D. Lee McCreary, Jr.          -     $     -      356,666     26,668      $  652,191    $  47,168
John H. Haas             18,333      87,565            -          -               -            -

(1) Represents the fair market value of a common share on December 31, 2002 less the option exercise price times the number of option shares.

Employment Agreement

     ElderTrust entered into an employment agreement with D. Lee McCreary, Jr. dated October 13, 1999, under which Mr. McCreary serves as ElderTrusts President and Chief Executive Officer. The initial term of the employment agreement is three years, subject to annual renewals commencing on October 13, 2002. Mr. McCrearys initial annual base salary under the employment agreement was $200,000, effective July 29, 1999, when he began serving as acting President and Chief Executive Officer of ElderTrust. The annual base salary is subject to increase on an annual basis by the Board of Trustees. Effective May 1, 2002, Mr. McCrearys base salary is $340,000. Mr. McCreary also is entitled to receive incentive compensation in the form of share options and bonuses as determined by the share option and compensation committee of the Board of Trustees.

     Mr. McCrearys employment may be terminated by ElderTrust (a) upon 15 days notice for cause by a two-thirds vote of the entire Board of Trustees or (b) upon 90 days notice without cause by a two-thirds vote of the entire Board of Trustees. Mr. McCreary may terminate his employment on 90 days notice if (a) ElderTrust terminates by a two-thirds vote of the entire Board of Trustees the automatic extension of the term of his employment agreement, (b) ElderTrust assigns duties to him that are inconsistent with his status with ElderTrust or substantially alters the nature or status of his responsibilities, (c) ElderTrust reduces his base salary under his employment agreement, (d) ElderTrust relocates his principal place of employment or relocates the principal office or corporate headquarters to a location 35 miles or more from his current principal place of employment, (e) there is a change in control of ElderTrust, (f) a material failure on the part of ElderTrust to comply with any of the provisions of the employment agreement, (g) any termination of his employment for reasons other than death, disability or cause or the termination by the Board of Trustees of the automatic extension of the term of his employment agreement or (h) the commencement by of a proceeding seeking the liquidation, reorganization, dissolution or winding-up of ElderTrust or its subsidiaries or the appointment of a bankruptcy trustee or receiver for ElderTrust or its subsidiaries.

     If ElderTrust terminates Mr. McCrearys employment without cause, or Mr. McCreary terminates his employment agreement as described above, Mr. McCreary would be entitled to a severance payment equal to three times his average annual base salary for the preceding three years, or, if less, over the expired term of his employment agreement, plus the average annual value as of the date of grant of his share options vesting in a fiscal year and the value of his dividend equivalent rights credited to his account in the fiscal year immediately preceding his termination, provided that the value attributed to such share options and distribution equivalent rights shall not exceed 50% of his average annual base salary for the three-year period preceding the termination of his employment agreement. All share options, awards and similar equity rights, if any, also would vest and become exercisable immediately prior to his termination and remain exercisable through their original terms. Following termination of his employment agreement for any reason, other than for cause or upon Mr. McCrearys death, ElderTrust would maintain in full force and effect, for the greater of two years or the remaining term of the employment agreement, all employee benefit plans and programs to which Mr. McCreary was entitled prior to his termination.

     If Mr. McCreary becomes disabled for a period of twelve months or for periods aggregating more than twelve months in any 24-month period, ElderTrust may terminate Mr. McCrearys employment upon 30 days notice and payment of any unpaid portion of his salary, bonus and benefits up to the last day of the month of his termination. Upon Mr. McCrearys death, his heirs would be entitled to receive the unpaid portion of his salary, bonus and accrued benefits through the last day of the month of his death. Upon the death or disability of Mr. McCreary, all distribution equivalent rights and share options would become fully vested.

Report on Executive Compensation

     For 2002, the compensation and share option committee made salary and bonus decisions for ElderTrusts chief executive officer and the chief executive officer was delegated the authority to fix the salary and bonus of ElderTrusts other executive officer. The compensation and share option committee also administered ElderTrusts share option and incentive plans. The compensation and share option committee held two meetings in 2002.

     In general, ElderTrusts compensation policies and practices with respect to executive officers are designed and implemented to motivate and retain senior executives. Total compensation is currently divided into three primary components: base salary, bonuses and share options.

     ElderTrust uses its share option and incentive plans as a long-term incentive plan for executive officers and key employees. The objectives of the share option and incentive plans are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a long-term equity interest in ElderTrust.

     In April 2001, the compensation committee adopted a policy providing for an annual review of Mr. McCrearys salary in April of each year. At that time, that compensation committee would set Mr. McCrearys salary for the year beginning May 1 of that year. In connection with its determination of Mr. McCrearys salary for 2002, the compensation committee reviewed published annual compensation information for healthcare REIT executives, including base compensation, bonuses and stock option awards. Based upon this information, the compensation committee set a base compensation level of $340,000 for Mr. McCreary beginning May 1, 2002.

     Based on a review of the healthcare REIT industry data in 2001, the compensation and share option committee established a bonus structure of up to 50% of base compensation, In view of the bonus Mr. McCreary received in 2000, the uncertainties created by the then pending Genesis/Multicare bankruptcy proceedings and the desirability of preserving cash to pay-down debt, the compensation and share option committee determined that, rather than being eligible to receive an annual bonus in 2001, Mr. McCreary would be eligible instead to receive a bonus of up to 50% of his base compensation covering 2001 and 2002, the exact amount of which would not be determined until 2003. Pursuant to this arrangement, Mr. McCreary received a $75,000 bonus in February 2003 for services rendered in 2002 and 2001.

     Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, denies deduction to any publicly held company, such as ElderTrust, for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers. Certain performance-based compensation is excluded from this $1,000,000 cap.
At this time, Mr. McCrearys compensation subject to the deductibility limits does not exceed $1,000,000. In the compensation and share option committees view, ElderTrust is not likely to be affected by the nondeductibility rules in the near future.


                                         COMPENSATION AND SHARE OPTION
                                         COMMITTEE

                                         Rodman W. Moorhead, III, Chairman
                                         John G. Foos

Performance Graph

     The following graph compares the cumulative total shareholder return on ElderTrusts common shares since January 27, 1998, the date ElderTrusts common shares began trading on the New York Stock Exchange, with the cumulative total shareholder return from January 27, 1998 through December 31, 2002 of (A) the NAREIT Equity REIT Index for all REITs and (B) the NAREIT Health Care Equity REIT Index. The comparison assumes $100 was invested on January 27, 1998 in ElderTrust common shares and in each of the indices and assumes reinvestment of distributions.

                          Total Shareholder Return


                            [Performance Graph]


                            NAREIT              NAREIT
                         Equity REIT     Health Care Equity
                       Index (all REITs)      REIT Index      ElderTrust
                       ----------------- ------------------  ------------
January 27, 1998               $100            $100              $100
December 31, 1998                85              83                69
December 31, 1999                81              63                46
December 31, 2000               103              79                23
December 31, 2001               117             120                67
December 31, 2002               121             126                57

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires ElderTrust trustees, officers and beneficial owners of more than 10% of ElderTrusts outstanding equity securities to file with the SEC initial reports of ownership of ElderTrusts equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to ElderTrust for 2002, ElderTrust believes that all Section 16(a) filing requirements for that year applicable to such persons were complied with on a timely basis, except for Mr. Walker who was two days late in filing a change in ownership report for a single sale transaction.

Equity Compensation Plan Information

     The following table summarizes information, as of December 31, 2002, with respect to compensation plans (including individual compensation arrangements) that were in effect during fiscal 2002 under which ElderTrust common shares are authorized for issuance:

                       Number of
                    Securites to be                 Number of securities
                      issued upon     Weighted-    remaining available for
                      exercise of  average exercise  future issuance under
                      outstanding     price of        equity compensation
                       options,      outstanding       plans (excluding
                     warrants and options, warrants securities reflected
Plan Category           rights       and rights         in column (a))
                          (a)           (b)                (c)

Equity compensation
plans approved by
security holders.....  757,669          $8.24               156,125(1)
Equity compensation
plans not approved
by security holders..      N/A            N/A                   N/A
Total................  757,669           8.24                156,125(1)

(1) Includes 20,118 common shares that may be granted or awarded under the 1998 share option and share incentive plan as of January 1, 2003 and 136,007 common shares that may be granted or awarded under the 1999 share option and share incentive plan. Under the 1998 share option and incentive plan, the maximum number of shares available for issuance is 779,340 common shares plus as of each January 1 9.9% of any net increase since the preceding January 1 in the total number of common shares actually outstanding (assuming that all units of limited partnership interest of ElderTrust Operating Limited Partnership (other than units owned by ElderTrust) are converted into common shares). Under the 1999 share option and share incentive plan, a total of 350,000 common shares are reserved for issuance.

Certain Relationships and Related Transactions

     During September 2002, the Company acquired, or obtained options to acquire, from Mr. McCreary, the Companys President and Chief Executive Officer, the controlling 1% ownership interests in three entities that hold leasehold and purchase option rights to seven skilled nursing facilities and that own one assisted living facility and one independent living facility, respectively. The Company had owned a 99% non-controlling interest in these entities since 1998. ElderTrust acquired Mr. McCrearys 1% controlling interests in these entities for approximately $85,000. The options, which the Company intends to exercise upon receipt of lender approval, are exercisable for a combined additional price of approximately $17,000.

     During 2002, ElderTrust, through its operating subsidiary, ElderTrust Operating Limited Partnership, had a nonvoting 95% interest in ET Capital Corp. The voting 5% equity interest was owned by Mr. McCreary. Mr. McCreary is the sole director of ET Capital. In addition, Mr. McCreary is President, Secretary and Treasurer of ET Capital. In prior periods, the Company made a total of $9.0 million of loans to ET Capital, which were used by ET Capital to partially fund its investments. Of these loans, $5.9 million bear interest at a weighted average rate of 12.1% and $3.1 million bear interest at 15.0%. The largest amount of indebtedness outstanding during 2002 was $9.0 million. At March 31, 2003, the amount of outstanding indebtedness totaled $9.0 million.

     ET Capital is the sole remaining entity in which ElderTrust accounts for its investment under the equity method of accounting. The Board of Trustees has approved the purchase from Mr. McCreary of his 5% voting interest in ET Capital for a purchase price of $1.00. Following the purchase, ElderTrust will consolidate ET Capital along with ElderTrusts other investments.

     In addition to serving as Chairman of the Board of Trustees of ElderTrust, Mr. Walker served as Chief Executive Officer of Genesis, ElderTrusts principal tenant, from 1985 until May 2002 and as Chairman of the Board of Genesis from 1985 until October 2002. At December 31, 2002, the Company leased or subleased nineteen properties to subsidiaries of Genesis. The Company received lease payments totaling $10.2 million in 2002 on these properties. At December 31, 2002 the Company also leased eight properties to entities in which Genesis has made equity investments. The Company received lease payments totaling $8.1 million in 2002 on these properties.



             APPROVAL OF 2003 SHARE OPTION AND INCENTIVE PLAN
                               (Proposal 2)

     On March 27, 2003, the board of trustees approved the 2003 share option and incentive plan, subject to approval of the plan by shareholders at the annual meeting. A total of 250,000 common shares are reserved for issuance under the plan, representing 3.2% of the currently outstanding common shares. All trustees, officers, employees and consultants of ElderTrust and its subsidiaries (14 persons) are eligible to participate in the 2003 share option and incentive plan.

     The principal provisions of the 2003 share option and incentive plan are summarized below. This summary is not complete and is qualified in its entirety by the terms of the 2003 share option and incentive plan, a copy of which is attached to this proxy statement as Annex A.

Description of 2003 Share Option and Incentive Plan

     Share Options. The 2003 share option and incentive plan permits the granting of (a) options to purchase common shares intended to qualify as incentive options (Incentive Options) under Section 422 of the Internal Revenue Code of 1986, as amended (the Code) and (b) options that do not so qualify (Non-Qualified Options). The option exercise price of each option will be determined by the compensation committee of the board of trustees, which will administer the plan, but may not be less than 100% of the fair market value of the common shares on the date of grant.

     The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant in the case of an Incentive Option. The compensation committee will determine at what time or times each option may be exercised and, subject to the provisions of the 2003 share option and incentive plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.

     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the compensation committee or, if the compensation committee so permits, by delivery of common shares already owned by the plan participant or delivery of a promissory note. The exercise price may also be delivered to ElderTrust by a broker pursuant to irrevocable instructions to the broker from the plan participant; provided that an executive officer or trustee of the Company may not use the cashless exercise feature without the express prior consent of the Company.

     To qualify as Incentive Options, options must meet additional federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

     Under the terms of the 2003 share option and incentive plan, options for no more than 100,000 common shares may be granted to any individual during any one calendar year. In addition, of the 250,000 common shares reserved for issuance under the 2003 share option and share incentive plan, no more than 150,000 common shares may be issued pursuant to awards other than awards of share options.

     Restricted Shares. The compensation committee may also award common shares to participants, subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with ElderTrust through a specified restricted period. If the performance goals and any other restrictions are not attained, the participants would forfeit their restricted common shares. The purchase price of restricted common shares will be determined by the compensation committee.

     Deferred Common Shares. The compensation committee may also award deferred common share units which are ultimately payable in the form of unrestricted common shares. The deferred common shares may be subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with ElderTrust through a specified restricted period. If the performance goals and other restrictions are not attained, the participants will forfeit their deferred common share units. During the deferral period, subject to terms and conditions imposed by the compensation committee, the deferred common share units may be credited with distribution equivalent rights.

     Unrestricted Common Shares. The compensation committee may also grant shares (at no cost or for a purchase price determined by the compensation committee) which are free from any restrictions under the 2003 share option and incentive plan. Common shares may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to such participants.

     Performance Share Awards. The compensation committee may also grant performance shares awards to participants entitling the participants to receive common shares upon the achievement of individual or Company performance goals and such other conditions as the compensation committee shall determine.

     Distribution Equivalent Rights. The compensation committee may grant distribution equivalent rights, which entitle the recipient to receive credits for distributions that would be paid if the recipient had held a specified number of common shares. Distribution equivalent rights may be granted as a component of another award or as a freestanding award. Distribution equivalent rights credited under the 2003 share option and incentive plan may be paid currently or be deemed to be reinvested in additional common shares, and may thereafter accrue additional distribution equivalent rights at fair market value at the time of deemed reinvestment. Distribution equivalent rights may be settled in cash, shares or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Adjustments for Share Splits, Mergers and Similar Events. The compensation committee will make appropriate adjustments to the maximum number of shares reserved for issuance under the plan, the maximum number of share options that can be granted to any individual in any one calendar year, the maximum number of share awards other than awards of share options and outstanding awards to reflect common share splits and similar events. In the event of a merger, liquidation, sale of ElderTrust or similar event, the compensation committee, in its discretion, may provide for substitution or adjustment of outstanding awards, or may terminate all awards with payment of cash or in-kind consideration.

     Change of Control. The compensation committee may provide in each award agreement that the award becomes fully vested and non-forfeitable upon a Change of Control of ElderTrust (as defined in the 2003 share option and incentive plan or as otherwise defined in the award agreement).

     Amendments and Termination. The board of trustees may at any time amend or discontinue the 2003 share option and incentive plan and the compensation committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under an outstanding award without the holders consent.


Federal Income Tax Consequences of the 2003 Share Option and Incentive
Plan

     The grant of an option will not be a taxable event for the plan participant or ElderTrust.

     Incentive Options. A plan participant will not recognize taxable income upon exercise of an Incentive Option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common shares received pursuant to the exercise of an Incentive Option will be taxed as long-term capital gain if the plan participant holds the shares for at least two years after the date of grant and for one year after the date of exercise (the holding period requirement).

ElderTrust will not be entitled to any business expense deduction with respect to the exercise of an Incentive Option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the plan participant generally must be an employee of ElderTrust or a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. In the case of a plan participant who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, both the time for exercising Incentive Options after termination of employment and the holding period for common shares received pursuant to the exercise of the option are waived.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the plan participant will recognize ordinary income upon the disposition of the common shares in an amount generally equal to the excess of the fair market value of the common shares at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The employer corporation will be allowed a business expense deduction to the extent the plan participant recognizes ordinary income subject to Section 162(m) of the Code summarized below.

     If a plan participant exercises an Incentive Option by tendering common shares with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the plan participant had acquired the shares being transferred pursuant to the exercise of an Incentive Option and had not satisfied the holding period requirement summarized above). If the exercise is treated as a tax free exchange, the plan participant would have no taxable income from the exchange and exercise (other than minimum taxable income as discussed above) and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the plan participant used shares received pursuant to the exercise of an Incentive Option (or another statutory option) as to which the plan participant had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.

     If, pursuant to an option agreement, ElderTrust withholds shares in payment of the option price for incentive options, the transaction should generally be treated as if the withheld shares had been sold in a disqualifying disposition after exercise of the option, so that the plan participant will realize ordinary income with respect to such shares. The shares paid for by the withheld shares should be treated as having been received upon exercise of an incentive stock option, with the tax consequences described above. However, the Internal Revenue Service has not ruled on the tax treatment of shares received on exercise of an incentive stock option where the option exercise price is paid with withheld shares.

     Non-Qualified Options. Upon exercising a Non-Qualified Option, a plan participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares on the date of exercise (except that, if the plan participant is subject to certain restrictions imposed by the securities laws, the measurement date will be deferred, unless the plan participant makes a special tax election within 30 days after exercise). Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a Non-Qualified Option, the plan participant will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the employer corporation complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the plan participant recognizes ordinary income. Under Section 162(m) of the Code, if the plan participant is one of certain specified executive officers, then, unless certain exceptions apply, the employer is not entitled to deduct compensation with respect to the plan participant, including compensation related to the exercise of shares options, to the extent such compensation in the aggregate exceeds $1.0 million for the taxable year. The options are intended to comply with the exception to Section 162(m) for performance-based compensation.

     If the plan participant surrenders common shares in payment of part or all of the exercise price for Non-Qualified Options, no gain or loss will be recognized with respect to the shares surrendered (regardless of whether the shares were acquired pursuant to the exercise of an Incentive Option) and the plan participant will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares.
The difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income. The plan participants basis in the additional shares will be equal to the amount included in the plan participants income.

     If, pursuant to an option agreement, ElderTrust withholds shares in payment of the option price for Non-Qualified Options or in payment of tax withholding, the transaction should generally be treated as if the withheld shares had been sold for an amount equal to the exercise price after exercise of the option.

     Restricted Shares. A plan participant who is awarded Restricted Shares will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the common shares are subject to restrictions (that is, the Restricted Shares are nontransferable and subject to a substantial risk of forfeiture). If a plan participant is subject to Section 16(b) of the Securities
Exchange Act of 1934 (by reason of such plan participants status as a director, executive officer or greater than 10% shareholder of ElderTrust) on the date of the award, the common shares generally will be deemed to be subject to restrictions (in addition to the restrictions imposed by the award) for at least six months following the date of the award. However, the plan participant may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common shares on the date of the award, determined without regard to the restrictions. If the plan participant does not make such a Section 83(b) election, the fair market value of the common shares on the date the restrictions lapse will be treated as compensation income to the plan participant and will be taxable in the year the restrictions lapse. ElderTrust generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the plan participant is taxed on the income.

     Unrestricted Common Shares. Plan participants who are awarded unrestricted common shares will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. ElderTrust generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the plan participant is taxed on the income.

     Upon a plan participants disposition of unrestricted common shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

     Deferred Common Shares. There are no immediate tax consequences of receiving an award of deferred common shares under the 2003 share option and incentive plan. A plan participant who is awarded deferred common shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the deferral period, reduced by the amount, if any, paid for such shares. ElderTrust generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the plan participant is taxed on the income.

     Upon a plan participants disposition of deferred common shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

     Performance Share Awards. There are no immediate tax consequences of receiving an award of performance shares under the 2003 share option and incentive plan. A plan participant who is awarded performance shares will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant pursuant to the award, reduced by the amount, if any, paid for such shares. ElderTrust generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the plan participant is taxed on the income.

     Upon a plan participants disposition of performance shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

     Distribution Equivalent Rights. Plan participants who receive distribution equivalent rights will be required to recognize ordinary income in an amount distributed to the participant pursuant to the award. ElderTrust generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the participant in the year the plan participant is taxed on the income.

Reasons for Obtaining Shareholder Approval

     The Board of Trustees has adopted the 2003 share option and incentive plan, subject to shareholder approval of the plan at the annual meeting. ElderTrust is submitting the 2003 share option and incentive plan for shareholder approval at the annual meeting because shareholder approval is required to (a) qualify the 2003 share option and incentive plan under Section 422 of the Code relating to the grant of Incentive Options, (b) obtain a federal income tax deduction under
Section 162(m) of the Code for compensation recognized by certain plan participants in connection with the exercise of options granted under the 2003 share option and incentive plan and (c) satisfy the listing approval requirements of the New York Stock Exchange.

     Section 422 of the Code and applicable Treasury regulations, among other things, condition Incentive Option treatment for option grants on shareholder approval of the share option plan pursuant to which the Incentive Options are granted. Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of qualified performance-based compensation. To satisfy this definition: (a) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (b) the performance goals under which compensation is paid must be established by a compensation committee having the authority to establish and administer performance goals and comprised solely of two or more directors who qualify as outside directors for purposes of the exception; (c) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and (d) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied. Under applicable Treasury regulations, in the case of compensation attributable to share options, the performance goal requirement (summarized in (a) above) and the shareholder approval requirement (summarized in (c) above) are deemed satisfied, and the certification requirement (summarized in (d) above) is inapplicable, if: (a) the grant or award is made by a compensation committee satisfying the above requirements; (b) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified time period to an employee; (c) under the option exercise price equals or exceeds the fair market value of the shares on the date of grant; and (d) the share option plan is approved by shareholders.

     Based on the closing price of $6.84 per common share on March 31, 2003, the aggregate market value of the 250,000 common shares reserved for issuance under the 2003 share option and incentive plan is $1.7 million. In addition to the 2003 share option and incentive plan, ElderTrust maintains the 1998 share option and incentive plan and the 1999 share option and incentive plan. Under the 1998 share option and incentive plan, the maximum number of shares available for issuance is 779,340 common shares plus as of each January 1st 9.9% of any net increase since the preceding January 1st in the total number of common shares actually outstanding (assuming that all units of limited partnership interest of ElderTrust Operating Limited Partnership (other than units owned by ElderTrust) are converted into common shares). Under this formula, a total of 799,458 common shares are reserved for issuance under the 1998 share option and share incentive plan and 20,118 common shares remain available for future grant at March 31, 2003. A total of 350,000 common shares are reserved for issuance under the 1999 share option and share incentive plan. At March 31, 2003, 34,072 common shares were available for future grant under the 1999 share option and incentive plan.

Required Vote

     The affirmative vote of a majority of the votes cast is required to approve the 2003 share option and share incentive plan, provided that the total vote cast on the proposal represents over 50% of all votes entitled to be cast on the proposal. For purposes of this vote requirement of the NYSE, (i) a majority of the outstanding common shares must vote on the proposal and (ii) votes in favor must constitute at least a majority of the total votes cast on the proposal. For these purposes, abstentions are considered votes cast but broker non-votes are not considered votes cast. Therefore, an abstention or a broker non-vote generally will have the effect of a vote against the proposal, unless holders of more than 50% of the common shares cast votes on the proposal and the number of votes for exceeds the number of votes against and the number of abstentions
(but not broker non-votes), in which event neither an abstention nor a broker non-vote will have an effect on the result of the vote.

     The Board of Trustees believes that the 2003 share option and incentive plan will further strengthen the ability of ElderTrust to attract, retain and motivate its officers, trustees and employees. Accordingly, the Board of Trustees recommends a vote FOR approval of the 2003 share option and incentive plan.

                           SHAREHOLDER PROPOSAL
                                (Proposal 3)

     The following shareholder proposal has been submitted for consideration by Insight Investments, LP, 748 Perinton Hills Office Park, Fairport, NY 14450, owner of 409,500 ElderTrust common shares. If Insights Investments, LP, or its representative who is qualified under state law to present the proposal on its behalf, attends the annual meeting and presents the proposal, the proposal will be voted upon at the annual meeting.

     RESOLVED, that the shareholders of ElderTrust (the Company), believing that the value of their investment would best be maximized through a sale of the Companys assets or a merger into a larger entity, hereby request that the Board of Trustees immediately pursue such a sale or merger, in one or more transactions, such that all of the Companys business is sold in an expeditious manner.

SUPPORTING STATEMENT:

     We believe that ElderTrust as currently structured is too small to operate in an efficient manner or to compete effectively with other healthcare real estate investment trusts (REITs). Furthermore, we believe that the Company cannot access the capital markets in a manner that would allow it to grow into a more competitive structure in any reasonable time frame. We believe that these structural and competitive limitations have resulted in the Companys stock price trading at levels well below its intrinsic value. The Companys difficulty in accessing the capital markets is exemplified by the August 2002 credit line agreement that provided borrowings of up to $7.5 million but for only 18 months and required the Company to post as collateral properties with a net book value of $38.9 million. Publicly available reports indicate that other healthcare REITs have credit lines for much longer periods and do not need to post as much collateral on a relative basis. Also, apparently because of the Companys small size, its operating expenses absorb what we believe is a significantly higher proportion of its funds from operations (FFO) as compared to other public healthcare REITs.

     Other healthcare REITs appear to have a much lower cost of capital, which puts the Company at a significant disadvantage in trying to acquire additional assets in a manner that would increase per share intrinsic value. We believe this apparent financing disadvantage makes a possible alternative to selling the Company growth through acquisition unlikely to succeed.

     Additionally, the Companys apparent financing difficulties seems to have caused the Board to adopt a dividend payout ratio that is significantly below industry standards in order to reduce debt. The Company specifically refers to various debt covenants and restrictions in explaining the current dividend policy in the December 4, 2002 Form 8-K. We believe the Companys payout ratio is currently less than 50% of expected 2003 FFO while many other healthcare REITs have payout ratios of 70 to 80%. We further believe this low dividend has contributed to the share price being well below what we calculate as net asset value.

     Potential larger acquirers of the Company should be able to refinance the debt on more favorable terms. In addition, since a potential buyer could possibly reduce the Companys operating expenses by integrating it into its own corporate structure, a sale price above average industry FFO multiples may be achievable. Therefore, we believe the sale or merger of the Company would provide a return to shareholders far in excess of the current share price or that which is likely to be achieved under the current structure.

COMPANY RESPONSE TO SHAREHOLDER PROPOSAL

     For the reasons described below, the Board believes that the shareholder proposal is not in the best interests of ElderTrust and its shareholders and, therefore, recommends a vote AGAINST the proposal.

     The Board continually evaluates various alternatives to maximize shareholder value. These alternatives may include enhancing the value of the Companys existing assets, growing the Company through acquisition, selling individual assets when appropriate as well as a sale of the Companys assets or a merger into a larger entity. The Board believes that decisions relating to a sale of the Companys assets or a merger should be the responsibility of the Board and that retaining flexibility will enhance the Companys ability to maximize shareholder value.

     The Company has spent the last several years improving the Companys financial stability, and for the first time in three years, has adopted a new dividend policy. In December 2002, the Company announced that it intended to resume quarterly distributions to holders of its common shares and that the initial distribution at a rate of $0.16 per quarter, or $0.64 per year. On March 31, 2003, the Company announced that its Board of Trustees had declared a quarterly distribution to the common shareholders of $0.16 for the quarter ended March 31, 2002, payable on May 16, 2003 to common shareholders of record on April 28, 2003. The dividend level was determined taking into account a number of factors, including the Companys required dividend level under federal income tax law, its estimate of cash available for distribution and financial covenants under the Companys debt instruments.

     In addressing the new dividend policy, the Company believes that cash available for distribution (CAD) is a more appropriate measure for determining a dividend policy than funds from operations (FFO). CAD is generally defined as being equal to FFO less debt principal amortization and capital expenditures , both of which involve cash outlays. As a result, the Company believes that CAD is a better proxy for cash available to pay a dividend.

     At the time the new dividend policy was established, the Company had an annualized FFO of approximately $1.65 per share. However, as previously disclosed, two properties (Harston and Pennsburg) may be disposed of to satisfy a $14.9 million nonrecourse debt with an extended maturity date of April 10, 2003. If the properties are disposed of to satisfy the debt, FFO would be reduced by approximately $0.14 per share. If the properties are not sold, it is expected that the cash flow from these properties would be used to reduce debt secured by the properties. As a result, the starting point for CAD is approximately $1.51 per share.

     As we have disclosed previously, we estimate that cash needed to pay other amortizing loans, except for our Wachovia Bank Guidance Line and the $30 million in debt originated by JP Morgan (a balance that includes the $14.9 million loan secured by the Harston and Pennsburg properties), to be approximately $0.40 per share. Required principal payments on the Wachovia Bank Guidance Line were estimated at $0.25 per share. (The balance under the Guidance Line was paid in full in January 2003.) The JP Morgan originated debt has no principal amortization requirement other than that under the Harston/Pennsburg loan extension. Finally, the Company estimates its annual capital expenditures to be approximately $0.05 per share. Thus, CAD is approximately $0.81 per share ($1.51 less the sum of $0.40, $0.25 and $0.05).

     The Company also has interest and minimum equity covenant ratios that must be maintained under various debt instruments and guarantees. As previously disclosed these ratios increase over time and thus require a continued reduction of debt outstanding. As a result, and even though the full repayment of the Guidance Line eliminated the $0.25 principal payment, this cash is expected to be used to reduce other debt outstanding so that the Company will continue to meet its debt covenants.

     The Board believes that the Companys dividend policy, which represents approximately 80% of CAD ($0.64/$0.81) is prudent based on current market conditions and should allow for the dividend to be increased over time without the CAD dividend coverage issues currently faced by some other public healthcare REITs whose cash available for distribution is less than their current dividend payments.

     The Board believes that the Companys focus on debt reduction provides an opportunity to substantially increase shareholder value over time. Once the Company has successfully addressed existing debt maturities, the Company expects to obtain a larger secured line of credit and ultimately an unsecured line of credit. In addition, the Board believes that the Company has the same access on comparable terms to secured debt financings as do other healthcare REITs. Most healthcare REITs do not have an unsecured debt rating and use secured debt to fund the cost of acquisitions. The Board also believes that the Company, due to its size and operating leverage, has a greater ability to increase its CAD per share than larger competitors and, therefore, to increase its share price faster than its competitors. The Board believes that the Companys current strategy is likely to yield better returns to shareholders than an immediate sale of the Company.

     The Board believes that this is not the most advantageous time to sell the Company. While the Board concurs that the Companys stock price may be trading at levels below its intrinsic value, it believes that the Companys stock price has decreased, as have the stock of other healthcare REITs, due to various factors, including the impact on operators of reductions in Medicare and Medicaid reimbursement, the possibility of further reductions in Medicare and Medicaid reimbursement levels, labor cost increases, increased competition and increased professional liability obligations. In addition, the Board believes that the uncertainty relating to the current restructuring of Genesis Health Ventures, Inc., the Companys largest tenant, impacts the marketability of the Company. The stabilization of the industry and Genesis will provide a better opportunity to sell if the Board believes that to be the best alternative.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Required Vote

     The affirmative vote a majority of all of the votes cast is required for approval of the shareholder proposal. For purposes of the vote on the shareholder proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

SECURITIES OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of ElderTrust common shares, including common shares that may be issued in exchange for units of limited partnership of the ElderTrust Operating Limited Partnership (the Operating Partnership) presented for redemption and upon exercise of options exercisable within 60 days, for (a) each trustee and executive officer of ElderTrust, (b) all trustees and executive officers as a group and (c) each person believed by management to beneficially own more than 5% of the outstanding common shares. The information is as of April 1, 2003, except as otherwise indicated. Except as indicated below, each person has sole voting and investment power. Unless indicated otherwise below, the address for our trustees and officers is c/o ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, DE 19808.


                                       Units of
                                        Limited
                             Number   Partnership                 Percent
                              of        of the     Common          of all
Name of and Business         Common    Operating    Share          Common
Address of Beneficial Owner  Shares   Partnership  Options  Total  Shares
--------------------------- --------  -----------  -------  -----  -------

Michael R. Walker
  Chairman of the Board    316,666(1)  228,416(2)  152,000   697,082   8.6%

D. Lee McCreary, Jr.
  President, Chief
  Executive Officer,
  Chief Financial
  Officer, Treasurer,
  Secretary and Trustee    300,428(3)        -     286,666   587,094   7.3

James J. Clymer
  Trustee                    1,000           -           -     1,000     *

John G. Foos
  Trustee                   37,200(4)        -       2,000    39,200     *

Edward J. Rodgers
  Trustee                        -           -           -        -      -

Rodman W. Moorhead, III
  Trustee                    37,500          -      43,500    81,000   1.0

Harold L. Zuber, Jr.
  Trustee                   162,700(5)       -       2,000   164,700   2.1

John H. Haas (6)
  Vice President and
  Chief Operating Officer    28,333          -           -    28,333     *

All trustees and executive
  officers as a group
  (8 persons)               883,827    228,416     486,166 1,598,409  20.0


Insight Investments, LP
Ruff Management, LLC
Charles W. Ruff (7)
748 Perinton Hills
 Office Park
Fairport NY, 14450          419,500          -           -   419,500   5.4

North Star Partners, L.P.
Andrew R. Jones (8)
61 Wilton Road
Westport, CT  06880         580,500          -           -   580,500   7.5

Wynnefield Partners
 Small Cap Value, L.P.
Wynnefield Small Cap
 Value Offshore Fund, Ltd.
Wynnefield Small Cap
 Value, L.P. I
Wynnefield Small Cap
 Value, L.P. I
Wynnefield Capital
 Management LLC
Wynnefield Capital, Inc.(9)
450 Seventh Avenue
Suite 509
New York, NY  10123         408,800          -           -   408,800   5.3
_________________________
*     Less than one percent.

(1) Includes 76,566 common shares owned by Mr. Walker directly, 176,500 common shares owned indirectly through the Walker Family Partnership and 63,600 common shares owned indirectly through a corporation of which he is the principal stockholder and the sole officer.

(2) Includes 62,566 units owned by Mr. Walker directly and 165,850 units owned indirectly through a corporation of which he is the principal stockholder and the sole officer.

(3) Includes 275,225 common shares owned directly by Mr. McCreary, 23,105 common shares held in an IRA and 2,098 common shares owned as custodian for his children.

(4) Includes 35,500 common shares owned directly, 1,500 common shares owned indirectly by a family partnership, of which Mr. Foos serves as the investment advisor/manager and 200 common shares owned indirectly by his children. Mr. Foos shares voting power with his spouse with respect to 1,500 common shares owned directly by him.

(5) Includes 126,200 common shares owned by Mr. Zuber directly, 3,000 common shares held in an IRA and 33,500 common shares owned indirectly by his children.

(6) Mr. Haas resigned all of his offices and positions with ElderTrust as of June 7, 2002. He remained an employee of ElderTrust through October 31, 2002. Share ownership information for Mr. Haas is as of October 31, 2002.

(7) The Schedule 13D of the reporting persons, dated December 16, 2002, states that (a) each of the reporting persons has sole voting and sole dispositive power with respect to 409,500 of these shares and
     (b) Mr. Ruff has shared dispositive power with respect to the remaining 10,000 of these shares.

(8) Amendment No. 1 to the Schedule 13G of North Star Partners L.P. and Mr. Jones, dated February 12, 2003, states that each of the reporting persons has shared voting power and shared dispositive power with respect to 569,200 of these shares and sole dispositive power with respect to the remaining 11,300 of these shares.

(9) The Schedule 13D of the reporting persons, dated January 7, 2003, states that Wynnefield Partners Small Cap Value, L.P. (the Partnership) has sole voting and sole dispositive power with respect to 134,060 of these shares, Wynnefield Small Cap Value Offshore Fund, Ltd. (the Fund) has sole voting and sole dispositive power with respect to 89,930 of these shares, Wynnefield Partners Small Cap Value, L.P. I (the Partnership I) has sole voting and sole dispositive power with respect to 184,810 of these shares, Wynnefield Capital Management LLC (WCM) has sole voting and sole dispositive power with respect to 318,870 of these shares and Wynnefield Capital, Inc. (WCI) has sole voting and sole dispositive power with respect to 89,930 of these shares.
     The Schedule 13D of the reporting persons also states that (a)
     WCM is the sole general partner of the Partnership and Partnership
     I and, accordingly, may be deemed to be the indirect beneficial owner of the common shares beneficially owned by those entities,
     (b) Nelson Obus and Joshua Landes are the co-managing members of WCM and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner of the shares beneficially owned by WCM, (c) WCI is the sole investment manager of the Fund and, accordingly, may be deemed to be the indirect beneficial owner of the shares beneficially owned by the Fund and (d) Messrs. Obus and Landes are the principal executive officers of WCI and, accordingly, each of Messrs. Obus and Landes may be deemed to be the indirect beneficial owner of the shares beneficially owned by WCI.

                       INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Trustees has appointed KPMG LLP to act as the Companys independent public accountants for 2003. Representatives of KPMG LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     KPMG LLPs fees for providing services to ElderTrust in 2002 were as follows:

Audit Fees

     Audit fees billed for services rendered during 2002, including the review of quarterly financial statements, were $148,000.

Financial Information Systems Design and Implementation Fees

     None.

Other Fees

	In addition, ElderTrust was billed $12,000 for other fees for services rendered during 2002, including the preparation of federal and state tax returns for the tax year 2002.

	The audit committee of the Board of Trustees has considered whether the provision of the foregoing non-audit services by KPMG LLP is compatible with maintaining KPMG LLPs independence.

              DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2004 annual meeting must be received by ElderTrust no later than December 27, 2003 pursuant to the proxy soliciting rules of the SEC in order to be considered for inclusion in ElderTrusts proxy statement and form of proxy relating to the 2004 annual meeting. Nothing in this paragraph shall be deemed to require ElderTrust to include in its proxy statement and proxy relating to the 2004 annual meeting any shareholder proposal which may be omitted from its proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

     Pursuant to ElderTrusts bylaws, any shareholder who intends to present a proposal for action at the 2004 annual meeting also must have delivered notice to the principal executive offices of ElderTrust not later than the close of business on March 24, 2004 nor earlier than the close of business on February 23, 2004; however, if the date of the 2004 annual meeting is advanced by more than 30 days or delayed by more than 60 days from May 23, 2004 notice by the shareholder to be timely must be delivered not earlier than the close of business on the 90th day prior to the 2004 annual meeting and not later than the close of business on the later of the 60th day prior to the 2004 annual meeting or the tenth day following the day on which public announcement of the date of the 2004 annual meeting is first made by ElderTrust.

                     OTHER BUSINESS TO BE TRANSACTED

     The Board of Trustees does not know of any other matters to be presented for action by the shareholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Trustees.

                         ADDITIONAL INFORMATION

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number:
1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call ElderTrust, Little Falls Centre One, 2711 Centerville Road, Suite 108, Wilmington, DE 19808, Attention: Kelly Keomanikhoth (telephone number:
1-302-993-1022). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Ms. Keomanikhoth in the same manner.



                                   By Order of the Board of Trustees


                                   /s/ D. Lee McCreary, Jr.
                                   _________________________________
                                   D. Lee McCreary, Jr.
                                   President, Chief Executive
                                   Officer, Chief Financial Officer,
                                   Treasurer and Secretary


Wilmington, Delaware
April 25, 2003

                                                            ANNEX A


                              ELDERTRUST


                 2003 SHARE OPTION AND INCENTIVE PLAN


SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

          The name of the plan is the ElderTrust 2003 Share Option and Incentive Plan (the Plan). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Trustees, consultants and advisors of ElderTrust (the Company), and the employees, consultants and advisors of ElderTrust Operating Limited Partnership (the Operating Partnership) and the Companys other Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Companys welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Companys behalf and strengthening their desire to remain with the Company.

          The following terms shall be defined as set forth below:

          Act means the Securities Exchange Act of 1934, as amended from time to time.

          Administrator means either the Board or the Committee, to the extent the Committee has been delegated authority pursuant to Section 2.

          Award or Awards, except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Restricted Share Awards, Deferred Share Awards, Unrestricted Share Awards, Performance Share Awards and
Distribution Equivalent Rights.

          Board means the Board of Trustees of the Company as constituted from time to time.

          Change of Control is defined in Section 15.

          Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

          Committee means the Committee of the Board referred to in
Section 2 (b).

          Company means ElderTrust, a Maryland real estate investment trust, and any successor thereto.

          Deferred Share Award means Awards granted pursuant to Section
7.

          Distribution Equivalent Right means Awards granted pursuant to Section 10.

          Effective Date means the date on which the Plan is initially approved by Shareholders as set forth in Section 17.

          Fair Market Value on any given date means the last reported sale price at which Shares are traded on such date or, if no Shares are traded on such date, the next preceding date on which Shares were traded, as reflected on the principal stock exchange or, if applicable, any other national stock exchange on which the Shares are traded or admitted to trading.

          Incentive Share Option means any Share Option that qualifies as and is designated in writing in the related Option agreement as constituting an incentive stock option as defined in Section 422 of the Code.

          Non-Employee Trustee means a member of the Board who is not also an employee of the Company or any Subsidiary.

          Non-Qualified Share Option means any Share Option that is not an Incentive Share Option.

          Operating Partnership means ElderTrust Operating Limited Partnership, a Delaware limited partnership, and any successor thereto.

          Option or Share Option means any option to purchase Shares granted pursuant to Section 5.

          Performance Share Award means Awards granted pursuant to
Section 9.

          Restricted Share Award means Awards granted pursuant to
Section 6.

          Shares means the common shares of beneficial interest, par value $.01 per share, of the Company, subject to adjustments pursuant to
Section 3.

          Subsidiary means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns shares or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of shares or other interests in one of the other corporations or entities in the chain.

          Unrestricted Share Award means any Award granted pursuant to
Section 8.

SECTION 2. 	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT
            PARTICIPANTS AND DETERMINE AWARDS

          (a) The Plan shall be administered by the Board, which shall have the full power and authority to take all actions and to make all determinations required or provided for under the Plan or any Award granted or agreement entered into hereunder and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Award granted or agreement entered into hereunder.

     (b) The Board from time to time may appoint a Committee consisting of two or more members of the Board. The Board may delegate to the Committee such powers and authorities related to the administration of the Plan, as set forth in Section 2(a) above, as the Board shall determine, consistent with the By-Laws of the Company and applicable law. In the event that the Plan or any Award granted or agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section 2.

     (c) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

     (i) to select the individuals to whom Awards may from time to time be granted;

     (ii) to determine the time or times of grant, and the extent, if any, of Incentive Share Options, Non-Qualified Share Options, Restricted Share Awards, Deferred Share Awards, Unrestricted Share Awards, Performance Share Awards and Distribution Equivalent Rights, or any combination of the foregoing, granted to any one or more participants;

     (iii) to determine the number of Shares to be covered by any Award;

     (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

     (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

     (vi) subject to the provisions of Section 5(a)(ii), to extend at any time the post-termination period in which Share Options may be exercised;

     (vii) to determine at any time whether, to what extent, and under what circumstances Shares and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Administrator) or distributions or deemed distributions on such deferrals; and

     (viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

     All decisions and interpretations of the Administrator shall be made in the Administrators sole and absolute discretion and shall be final and binding on all persons, including the Company and Plan participants.

SECTION 3.	SHARES ISSUABLE UNDER THE PLAN; RECAPITALIZATIONS; MERGERS;
            SUBSTITUTE AWARDS

     (a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be 250,000 Shares. For purposes of this limitation, if any portion of an Award is forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated, the Shares underlying such portion of the Award shall be added back to the Shares available for issuance under the Plan. Subject to such overall limitation, Shares may be issued for up to 150,000 Shares pursuant to Awards other than Awards of Share Options; provided, however, that, Shares Options with respect to no more than 100,000 Shares may be granted to any one individual participant during any one calendar year period. The Shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company.

     (b) Recapitalizations. If, through, or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar transaction, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, the Administrator may make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, (ii) the number of Share Options that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Share Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Share Options) as to which such Share Options remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional
Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

     (c) Mergers. In contemplation of and subject to the consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a Transaction), the Board, or the board of directors of any entity assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), and/or (ii) upon written notice to the participants, provide that all Awards will terminate immediately prior to the consummation of the Transaction.
In the event that, pursuant to clause (ii) above, Awards will terminate immediately prior to the consummation of the Transaction, all vested Awards, other than Share Options, shall be fully settled in cash or in kind at such appropriate consideration as determined by the Administrator in its sole discretion after taking into account the consideration payable per Share pursuant to the business combination (the Merger Price) and all Share Options shall be fully settled, in cash or in kind, in an amount equal to the difference between (A) the Merger Price times the number of Shares subject to such outstanding Share Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Share Options; provided, however, that each participant shall be permitted, within a specified period determined by the Administrator prior to the consummation of the Transaction, to exercise all outstanding Share Options, including those that are not then exercisable, subject to the consummation of the Transaction.

     (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for Shares and Share based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or Shares of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

SECTION 4.	ELIGIBILITY

     Participants in the Plan will be such full or part-time officers and other employees, Non-Employee Trustees, consultants and advisors of the Company, the Operating Partnership and the Companys other Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company, the Operating Partnership and the Companys other Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	SHARE OPTIONS

     Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

     Share Options granted under the Plan may be either Incentive Share Options or Non-Qualified Share Options. Incentive Share Options may be granted only to employees of the Company or any Subsidiary that is a subsidiary corporation within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Share Option, it shall be deemed a Non-Qualified Share Option.

     No Incentive Share Option shall be granted under the Plan after March 27, 2013.

     (a) Share Options Granted to Employees, Consultants, Advisors and Non-Employee Trustees. The Administrator in its discretion may grant
Share Options to eligible employees, consultants and advisors of the Company or any Subsidiary and to Non-Employee Trustees. Share Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Share Options may be granted in lieu of cash compensation at the participants election, subject to such terms and conditions as the Administrator may establish, as well as in addition to other compensation.

     (i) Exercise Price. The exercise price per share for the Shares covered by a Share Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of Shares of the Company or any parent or subsidiary corporation and an Incentive Share Option is granted to such employee, the exercise price of such Incentive Share Option shall be not less than 110 percent of the Fair Market Value on the grant date.

     (ii) Option Term. The term of each Share Option shall be fixed by the Administrator, but no Incentive Share Option shall be exercisable more than ten years after the date the Share Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of Shares of the Company or any parent or subsidiary corporation and an Incentive Share Option is granted to such employee, the term of such Share Option shall be no more than five years from the date of grant.

     (iii) Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date; provided, however, that Share Options granted in lieu of compensation shall be exercisable in full as of the grant date unless the Administrator otherwise provides in the Option Award agreement. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. A participant shall have the rights of a Shareholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

     (iv) Method of Exercise. Share Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

     (A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

     (B) In the form of Shares that are not then subject to restrictions under any Company plan and that have been beneficially owned by the participant for at least six months, if permitted by the Administrator in its discretion. Such surrendered Shares shall be valued at Fair Market Value on the exercise date;

     (C) By the participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the participant chooses to pay the purchase price as so provided, the participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; provided further, however, that an executive officer or trustee of the Company may not use the cashless exercise method to pay the exercise price of his Share Option unless he has obtained the express prior consent of the Company; or

     (D) By the participant delivering to the Company a promissory note if the Administrator has expressly authorized the loan of funds to the participant for the purpose of enabling or assisting the participant to effect the exercise of his Share Option; provided that at least so much of the exercise price as represents the par value of the Shares shall be paid other than with a promissory note; provided that an executive officer or trustee of the Company may not use this exercise method to pay the exercise price of his Share Option.

     Payment instruments will be received subject to collection. The delivery of certificates representing the Shares to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the participant (or a purchaser acting in his stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share Option or applicable provisions of laws.

     (v) Annual Limit on Incentive Share Options. To the extent required for incentive stock option treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Share Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a participant during any calendar year shall not exceed $100,000. To the extent that any Share Option exceeds this limit, it shall constitute a Non-Qualified Share Option.

     (b) Non-transferability of Share Options. No Share Option shall be transferable by the participant otherwise than by will or by the laws of descent and distribution and all Share Options shall be exercisable, during the participants lifetime, only by the participant. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Share Option that the participant may transfer, without consideration for the transfer, his Non-Qualified Share Options to members of his family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option Award agreement.

     (c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement, or, subject to Section 13 below, in writing after the Award agreement is issued, a participants rights in all Share Options shall automatically terminate upon the participants termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 6. 	RESTRICTED SHARE AWARDS

     (a) Nature of Restricted Share Awards. A Restricted Share Award is an Award entitling the recipient to acquire, at par value or such other higher purchase price determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant (Restricted Shares). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. Such performance goals and objectives shall be established in writing by the Administrator prior to the ninetieth day of the year in which the grant is made and while the outcome is substantially uncertain. Performance goals and objectives shall be based on Share price, market share, sales, earnings per Share, return on equity, costs, or any combination of these factors. Performance goals and objectives may include positive results, maintaining the status quo or limiting economic losses. The grant of a Restricted Share Award is contingent on the participant executing the Restricted Share Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

     (b) Rights as a Shareholder. Upon execution of the Restricted Share Award agreement and paying any applicable purchase price, a participant shall have the rights of a Shareholder with respect to the voting of the Restricted Share, subject to such terms and conditions as may be contained in the Restricted Share Award agreement. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 6(d) below, and the participant shall be required, as a condition of the grant, to deliver to the Company a Share power endorsed in blank.

     (c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award agreement. If a participants employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Shares that have not vested at the time of termination at their original purchase price, from the participant or the participants legal representative.

     (d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Companys right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed vested. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a participants rights in any shares of Restricted Shares that have not vested shall automatically terminate upon the participants termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Companys right of repurchase as provided in Section 6(c) above.

     (e) Waiver, Deferral and Reinvestment of Distributions. The Restricted Share Award agreement may require or permit the immediate payment, waiver, deferral or reinvestment (in the form of additional Restricted Shares) of distributions paid on the Restricted Shares.

SECTION 7. 	DEFERRED SHARE AWARDS

     (a) Nature of Deferred Share Awards.  A Deferred Share Award is an
Award of phantom Share units to a participant, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Share Award is contingent on the participant executing the Deferred Share Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants. At the end of the deferral period, the Deferred Share Award, to the extent vested, shall be paid to the participant in the form of Shares.

     (b) Election to Receive Deferred Share Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a participant to elect to receive a portion of the cash compensation or Restricted Share Award otherwise due to such participant in the form of a Deferred Share Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

     (c) Rights as a Shareholder. During the deferral period, a participant shall have no rights as a Shareholder; provided, however, that the participant may be credited with Distribution Equivalent Rights with respect to the phantom Share units underlying his Deferred Share Award, subject to such terms and conditions as the Administrator may determine.

     (d) Restrictions. A Deferred Share Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

     (e) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a participants right in all Deferred Share Awards that have not vested shall automatically terminate upon the participants termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 8. 	UNRESTRICTED SHARE AWARDS

     Grant or Sale of Unrestricted Shares. The Administrator may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Administrator) an Unrestricted Share Award to any participant pursuant to which such participant may receive Shares free of any restrictions (Unrestricted Shares) under the Plan. Unrestricted
Share Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

SECTION 9.	PERFORMANCE SHARE AWARDS

     (a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire Shares upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

     (b) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a Shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a Share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Administrator).

     (c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a participants rights in all Performance Share Awards shall automatically terminate upon the participants termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

     (d) Acceleration, Waiver, Etc. At any time prior to the participants termination of employment (or other business relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 13, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10.  DISTRIBUTION EQUIVALENT RIGHTS

     (a) Distribution Equivalent Rights.  A Distribution Equivalent
Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the Shares specified in the Distribution Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Distribution Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award. The terms and conditions of Distribution Equivalent Rights shall be specified in the grant. Distribution equivalents credited to the holder of a Distribution

Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Distribution Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Administrator. A Distribution Equivalent Right granted as a component of another Award may provide that such Distribution Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Distribution Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Distribution Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

     (b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

     (c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 13 below, in writing after the Award agreement is issued, a participants rights in all Distribution Equivalent Rights or interest equivalents shall automatically terminate upon the participants termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.  TAX WITHHOLDING

     (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. The Companys obligation to deliver Share certificates to any participant is subject to and conditioned on tax obligations being satisfied by the participant.

     (b) Payment in Shares. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 12.  TRANSFER, LEAVE OF ABSENCE, ETC.

     For purposes of the Plan, the following events shall not be deemed a termination of employment:

     (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

     (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employees right to reemployment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 13.  AMENDMENTS AND TERMINATION

     The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holders written consent. Nothing in this
Section 13 shall limit the Boards authority to take any action permitted pursuant to Section 3(c).

SECTION 14.  STATUS OF PLAN

     Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Companys obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 15.  CHANGE OF CONTROL PROVISIONS

     (a) Upon the occurrence of a Change of Control as defined in this
Section 15 or as otherwise defined in the Award agreement, each Award shall be subject to such terms, if any, with respect to a Change of Control as have been provided by the Administrator either in the Award agreement or, subject to Section 13 above, in writing after the Award agreement is issued.

     (b) Change of Control shall mean the occurrence of any one of the following events:

     (i) any person (as such term is used in Sections 13(d) and 14(d) of the Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Companys then outstanding securities; (ii) during any two (2) year period, individuals who at the beginning of such period constitute the Board of Trustees, including for this purpose any new trustee whose election resulted from a vacancy on the Board of Trustees caused by the mandatory retirement, death, or disability of a trustee and was approved by a vote of at least two-thirds (2/3rds) of the trustees then still in office who were trustees at the beginning of the period, cease for any reason to constitute a majority thereof; (iii) notwithstanding clauses
(i) or (v) of this Section 15(b), the Company consummates a merger or consolidation of the Company with or into another corporation or trust, the result of which is that the shareholders of the Company at the time of the execution of the agreement to merge or consolidate own less than eighty percent (80%) of the total equity of the entity surviving or resulting from the merger or consolidation or of a entity owning, directly or indirectly, one hundred percent (100%) of the total equity of such surviving or resulting entity; (iv) the sale in one or a series of transactions of all or substantially all of the assets of the Company;
(v) any person, has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of fifty percent (50%) or more of the total number of voting shares of the Company unless the Board of Trustees has made a determination that such action does not constitute and will not constitute a change in the persons in control of the Company; or (vi) there is a change of control in the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act other than in circumstances specifically covered by clauses (i) - (v) above.

SECTION 16.  GENERAL PROVISIONS

     (a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

     No Shares shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

     (b) Delivery of Share Certificates. Share certificates to be delivered to participants under this Plan shall be deemed delivered for all purposes (i) when the Company or a Share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participants last known address on file with the Company, or (ii) when the Company records the issuance of Shares in the participants name using the book entry method.

                                   A-15

     (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any employee any right to continued employment with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

     (d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Administrator, or in accordance with policies set by the Administrator, from time to time.

SECTION 17.  EFFECTIVE DATE OF PLAN

     This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of Shareholders at which a quorum is present. Subject to such approval by the Shareholders and to the requirement that no Share may be issued hereunder prior to such approval, Share Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 18.  GOVERNING LAW

     This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

                               * * * * *

                                  A-15




                              ELDERTRUST
          2711 Centerville Road, Suite 108, Wilmington, DE  19808
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - MAY 23, 2003
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of ElderTrust hereby appoints John G. Foos and Michael R. Walker, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned shareholder is entitled to cast at the 2003 annual meeting of shareholders to be held on May 23, 2003 at 10:00 a.m., local time, at the Hotel Du Pont, 11th & Markets Streets, Wilmington, DE 19801, and at any adjournments, upon the following matters:

            (Continued and to be signed on reverse side)


THIS PROXY WILL BE VOTED AS DIRECTED BY THE                 Please
UNDERSIGNED SHAREHOLDER.  UNLESS CONTRARY                  mark here
DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED              for address
FOR THE ELECTION OF THE NOMINEES LISTED IN                 change or
PROPOSAL 1, FOR PROPOSAL 2, AGAINST PROPOSAL 3            comments see
AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF             reverse side
A MAJORITY OF THE BOARD OF TRUSTEES AS TO
OTHER MATTERS.


1.  To elect two trustees each for a
    three-year term.


01 D. Lee McCreary, Jr. and
02 Rodman W. Moorhead, III

                   WITHHOLD
   FOR            AUTHORITY
 nominee      to vote for nominee
listed above     listed above

INSTRUCTION:  To withhold authority
to vote for any individual nominee,
write that nominee's name on the
space provided below.

                                             FOR   AGAINST   ABSTAIN
2. To approve the 2003 share option and
   incentive plan.

3. Shareholder proposal requesting that
   the Board of Trustees pursue a sale
   of ElderTrust's assets or a merger of
   ElderTrust into a large entity.           FOR   AGAINST   ABSTAIN

4. As determined by a majority of
   ElderTrustss Board of Trustees, the
   proxies are authorized to vote upon
   such other business as may properly
   come before the meeting or any
   adjournments.

The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby, revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.
If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

                                Dated:__________________________, 2003

                                ______________________________________
                                              Signature

                                ______________________________________
                                       Signature if held jointly

                             Please date and sign here exactly as name hereon. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)